EXHIBIT 6.


            MODIFICATION TO EMPLOYMENT AGREEMENT



      THIS MODIFICATION TO EMPLOYMENT AGREEMENT, effective the 12th day of February, 1996, by and between RGB COMPUTER & VIDEO, INC. whose address is 4152 Blue Heron Blvd., Suite 118, Riviera Beach, FL 33404, hereinafter referred to as "Company" and CYNTHIA GILBERT of 50 E. Riverside Drive, Jupiter, Florida 33469, hereinafter referred to as the "Executive".


                         WITNESSETH:

      WHEREAS,  on  or  about April 22,  1993,  Company  and
Executive executed that certain Employment Agreement; and

      WHEREAS, the Company desires to amend the terms and conditions of the Executive as contained herein; and

      WHEREAS, the Executive agrees to change the terms of employment persuant to this Agreement.

      NOW, THEREFORE, in consideration of the sum of TEN DOLLARS ($10.00) and other good and valuable considerations, the receipt of which is hereby acknowledged by the parties hereto, together with the mutual covenants contained herein, the parties agree as follows:

      1. Paragraph 1(a), Term of Employment, is amended by deleting the last line of Subparagraph (a), Term, "five years from the date hereof (the `Term')", and replacing it with the following:

          February 15, 2001 (the "Term")

      2. Paragraph 2, Duties, Subparagraph (a), General Duties, shall be amended by adding the following phrase to the second sentence thereof, "The Executive will also perform services for such subsidiaries as may be necessary", as follows:

           including acting as Treasurer and Chief Financial
Officer of Saf T Lok, a wholly owned subsidiary of the Company.

       3. Paragraph 3, Compensation and Expenses, Subparagraph (a), Salary, is amended to reflect the cost of living adjustments set forth therein such that the annual base salary commencing upon the effective date of this Modification shall increase to $65,000.00 per annum from the original annual base salary of $60,000.

      4.    Effective  Date.   The effective  date  of  this
Agreement shall be February 12, 1996.

      5. Except as otherwise specifially modified by this Modification to Employment Agreement, the Employment
Agreement dated on or about April 22, 1993 is hereby reconfirmed and re-ratified, and shall otherwise remain in full force and effect.

      IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the effective date contained herein.


COMPANY;

COMPANY:                                RGB COMPUTER & VIDEO, INC.

                                        By // Frank Brooks
                                           -----------------------------
                                                FRANK BROOKS
                                            Chairman of the Board
                                          Authorized Representative

                                      By // Robert L. Gilbert III. President
                                         ------------------------------------
                                           ROBERT L. GILBERT, III, President


                             EXECUTIVE:   // Cynthia Gilbert
                                         ------------------------------------
                                             CYNTHIA GILBERT